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                                                                    Exhibit 10.5


                               RESELLER AGREEMENT

      THIS AGREEMENT is entered into this 29 day of OCT, 1999, by and between INRANGE TECHNOLOGIES CORPORATION, a Delaware corporation, located at 13000 Midlantic Drive, Mt Laurel, New Jersey ("Inrange"), and ANCOR COMMUNICATIONS, INC., a Minnesota corporation, located at 6321 Bury Drive Suite 13, Eden Prairie, Minnesota 55343 ("Purchaser").

                                   BACKGROUND

      WHEREAS, Inrange is engaged in the design, manufacture, sale and servicing of switching, cable management and diagnostic systems and products for controlling and testing data communications, data processing, and telecommunications networks; and

      WHEREAS, Purchaser is a manufacturer, supplier and marketer of technical devices which incorporate switching, cable management and diagnostic systems and products; and

      WHEREAS, Inrange and Purchaser are parties to a Technology License Agreement dated September 24, 1998 (the "Technology License Agreement") under which Purchaser has granted to Inrange a license with respect to Purchaser's ASICs and Ancor Technology (each, as defined in the Technology License Agreement); and

      WHEREAS, Inrange is in the process of developing Class 2/3 Native Fiber Channel 64 and 128 port switches (known as FC/9000-64 and FC/9000-128 and containing the features set forth on Exhibit A) which incorporate Purchaser's ASICs and Ancor Technology (the "Designated Inrange Products"); and

      WHEREAS, Inrange and Purchaser desire to establish, pursuant to this Agreement, a mutually beneficial relationship through which Purchaser will purchase Designated Inrange Products for disposition through third parties that will sell the Designated Inrange Products under private label to end-users (collectively, "OEMs");

      NOW, THEREFORE, in consideration of the mutual covenants and agreements stated below, the parties intending to be legally bound agree as follows:

                                    ARTICLE I

                                   OEM RIGHTS

      1.1 Appointment. Subject to the terms and conditions of this Agreement, and for the term of this Agreement, Inrange hereby appoints Purchaser as a non-exclusive worldwide reseller of the Designated Inrange Products to OEMs. Pursuant to such appointment, subject only to compliance by Purchaser with the terms and conditions of this Agreement, Purchaser shall have the non-exclusive right during the term of this Agreement to sell, lease, market or otherwise dispose of Designated Inrange Products purchased from Inrange hereunder, but only to OEMs and only under
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the private label of the OEM (such products are referred to as "Third-Party
Private Label Products") or, on a case-by-case basis subject to prior approval by Inrange, the private label of Purchaser (such products are referred to as "Ancor Private Label Products"). Notwithstanding anything to the contrary contained herein, Purchaser shall not sell, directly or indirectly, nor deliver, any Designated Inrange Product in or to any country where such a sale or delivery by Purchaser would be prohibited by virtue of any applicable law, regulation or agency ruling.

      1.2 Non-Exclusivity. Purchaser acknowledges that its appointment hereunder as a reseller for the Designated Inrange Products is non-exclusive. Inrange reserves the right to appoint additional sales representatives, value added resellers, systems integrators, distributors or OEMs for the Designated Inrange Products, and for any other products manufactured or distributed by Inrange, and Inrange reserves the right, at any time, to sell any of the Designated Inrange Products directly in each case without thereby incurring any commission or other obligation to Purchaser of any type or nature, except as provided in the Technology License Agreement.

      1.3 [Intentionally Omitted.]

      1.4 Independent Purchaser Status. Purchaser is authorized to sell Designated Inrange Products in such manner, at such prices and upon such terms as Purchaser shall determine. Purchaser is an independent purchaser and reseller of Designated Inrange Products. Purchaser shall not be considered an agent or legal representative of Inrange for any purpose, and neither Purchaser nor any director, officer, agent or employee of Purchaser, shall be, or be considered, an employee or agent of Inrange for any purpose whatsoever. Purchaser is not granted and shall not exercise any right or authority to assume or create any obligation or responsibility on behalf of or in the name of Inrange, including without limitation contractual obligations and obligations based on warranties or guarantees.

      1.5 Operations and Expenses. Except as provided herein, the detailed operations of Purchaser under this Agreement are subject to the sole control and management of Purchaser. Purchaser shall be responsible for all its own expenses and employees. Purchaser shall provide, at its own expense, such office space and facilities, and hire and train such personnel, as may be required to carry out its obligations under this Agreement, Purchaser agrees that it shall incur no expense chargeable to Inrange, except as may be specifically authorized in advance in writing in each case by Inrange.

      1.6 Effect on Technology License Agreement. Inrange will not be required to pay royalties under the Technology License Agreement for Inrange's sales of Designated Inrange Products to Purchaser under this Agreement; however, Inrange's sale of Designated Inrange Products to Purchaser under this Agreement will be included in the calculation of Inrange's Minimum Market Share under
Section 3.4 of the Technology License Agreement. In addition, any Designated Inrange Products that Purchaser manufactures or has manufactured under the rights set forth in Section 6.5 will also be included in the calculation of Inrange's Minimum Market Share under Section 3.4 of the Technology License Agreement. Notwithstanding anything to the contrary in this Agreement, the parties acknowledge and agree that this Agreement, and the parties respective rights and obligation hereunder, do not and will not modify in any way each party's ownership of and other


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rights granted in and to the Inrange Technology, Ancor Technology and Developed
Technology (as those terms are defined in the Technology License Agreement), as expressly set forth in the Technology License Agreement

      1.7 Promotional Materials and Product Manuals. Purchaser shall have the right to create and distribute promotional materials and product manuals for the Designated Inrange Products sold pursuant to this Agreement. As part of that process, Purchaser may modify the promotional materials and product manuals provided by Inrange pursuant to Sections 4.1 and 4.2; however, such modified materials may only be used in connection with Designated Inrange Products sold pursuant to this Agreement. Inrange shall retain all rights, including copyrights, in the materials it provides to Purchaser. Also, Purchaser shall be responsible for any modifications to Inrange's materials.

                                   ARTICLE II

                          TERMS AND CONDITIONS OF SALE

      2.1 Third-Party Private Label Products. If Ancor desires to purchase a Party Private Label Product, it must (i) forecast that it will purchase a minimum of * per year of the particular Third-Party Private Label Product, (ii) advise Inrange of the particular Third-Party Private Label Product customization requirements (including the Federal Paint Number for the color to be used),
(iii) afford Inrange lead-time to prepare the new private label customization, and (iv) pay Inrange a customization preparation fee. The customization preparation fee for standard lead-time (meaning 90 days or such longer time designated by Inrange for special color orders) is *. The customization preparation fee for expedited lead-time is *. The initial customization preparation fee shall be paid at the time that the particular private label customization is first requested. Thereafter, Ancor shall only be required to pay an additional customization preparation fee for the Third-Party Private Label Product if Ancor requests changes in the customization requirements in that Third-Party Private Label Product. Such additional customization preparation fee shall be paid at the time that the changes are first requested. Private label customization shall include only the following features: (a) replacement of the Inrange logo in its customary placement with the private label, (b) replacement of the Inrange corporate name in its customary placement with the customer's name, (c) one designated color paint for the switch cabinet,
(d) generic model/serial number label, (e) certification/approval agency labels, and (f) accessory kit composed of two loopback plugs.

      2.2 Ancor Private Label Products. Ancor Private Label Products will not be subject to customization lead-time or any customization preparation fee. All Ancor Private Label Products will include the private label customization features described in Section 2.1 and will be a single color, to be designated by Ancor.

      2.3 Firm Purchase Orders. All orders for Designated Inrange Products placed by Purchaser hereunder shall be evidenced by the Purchaser's firm purchase order and shall be subject to all of the provisions set forth in this Agreement. By placing each order, the Purchaser confirms its agreement with and acceptance of all such terms and conditions. In the event of any discrepancy between the provisions set forth herein, on the one hand, and any purchase order, order confirmation,

* Confidential Treatment Requested with respect to this information.


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or other communication between the parties, whether or not acknowledged by the other party, on the other hand, the provisions hereof shall prevail. In addition, any additional terms contained in any purchase order, order confirmation or other communication between the parties, whether or not acknowledged by the other party, shall not be binding on either party unless such additional terms are expressly accepted in writing by both parties. No order for any Designated Inrange Product placed by Purchaser hereunder shall be binding on Inrange unless, and until, accepted by Inrange. Within five (5) business days after the receipt of a Purchaser's purchase order hereunder, Inrange shall either provide a written acknowledgement of acceptance of the purchase order or written objections to the purchase order. If Inrange fails to provide any such written acknowledgment or objection within five (5) business days of its receipt of any Purchaser's purchase order hereunder, the purchase order shall be deemed to be rejected by Inrange and of no further force and effect. Purchase orders shall provide details sufficient to identify the customer, the applicable customized features, and the shipping instructions.

      2.4 Prices. The prices charged to Purchaser for the Designated Inrange Products shall be as set forth in Schedule 2.4 hereof; the parties shall mutually agree upon an amendment to said Schedule which will finalize the pricing for the FC/9000-128 products. Such prices shall remain firm for the term of this Agreement. The prices set forth in Schedule 2.4 are predicated on Release 1 of the Designated Inrange Products being generally available for distribution on or before * and Release 2 of the Designated Inrange Products being generally available for distribution on or before * (each, a "General Availability Date"). For each full month prior to its General Availability Date that a Designated Inrange Product is made generally available for purchase, the price for such Designated Inrange Product under this Agreement will be subject to a discount of *% This discount will only apply during the 12-month period commencing upon the applicable accelerated General Availability Date. Notwithstanding the foregoing, Ancor may request concessions in the prices for a Third-Party Private Label Product if Ancor's volume for that Third-Party Private Label Product exceeds * chassis in a 12-month period. If Ancor is entitled to and does request a concession in prices as described above, the parties shall negotiate in good faith to reach a revised price based on the applicable volume.

      2.5 Payment Terms. All prices are expressed, and shall be payable, in United States Dollars. Payment terms shall be net thirty (30) days from the date of invoice. Inrange shall issue invoices upon shipment. To the extent Purchaser shall fail to make payments as specified in this Agreement, or if for any other bona fide reason Inrange deems itself to be insecure as to payment, Inrange may demand that Purchaser make full or partial payment in advance, open for Inrange's benefit irrevocable documentary letters of credit, obtain for Inrange's benefit bank guaranties, provide current financial statements for Purchaser, and/or provide other satisfactory security or guaranties that invoices will be promptly paid when due. All Designated Inrange Products sold hereunder shall be invoiced to Purchaser, and Purchaser shall be responsible for invoicing its customer. Inrange reserves the right to charge interest at one and one half percent (1.5%) per month on any unpaid balance owing by Purchaser from the date on which the unpaid balance was due to Inrange.

      2.6 Delivery/Shipment.


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            2.6.1 Shipment Schedules. Inrange will ship Designated Inrange
Products to Purchaser or to Purchaser's OEM, as indicated in the purchase order. Initial orders of Third-Party Private Label Products (including initial orders after a change in customization requirements) will be shipped within * . Other orders of Third-Party Private Label Products will be shipped within * . All orders of Ancor Private Label Products will be shipped within * .

            2.6.2 U.S. Domestic. For all orders for shipment of Designated Inrange Products hereunder to destinations within the U.S. 48 contiguous states, all prices are stated, and all Designated Inrange Products purchased by Purchaser from Inrange hereunder shall be shipped, F.O.B. [Factory]. All transportation, insurance and handling charges for Designated Inrange Products so shipped shall be borne by Purchaser.

            2.6.3 International. For all orders for shipment of Designated Inrange Products by Inrange hereunder from the U.S. to a destination outside the U.S. 48 contiguous states, shipping tents shall be Ex works (Factory). For all shipments from the U.S. to foreign destinations, title to all Designated Inrange Products shall pass outside the U.S. Customs territory.

      2.7 Cancellation of Ordered Products. All Designated Inrange Products ordered hereunder are considered customized products. After Purchaser has received notice from Inrange of acceptance of an order but prior to the originally scheduled shipment date, Purchaser will be able to cancel, reduce, reconfigure or reschedule the order without the prior written consent of Inrange; provided, however, that Purchaser shall not do so unreasonably and that any such action shall be subject to the payment requirements set forth in this Section. Purchaser shall not have the right to take any such action after the order has been shipped. If, during the period beginning * and ending * prior to the original shipment date, Purchaser cancels an order, reduces an order by more than *% or reschedules an order for shipment more than * after the original shipment date, Purchaser shall pay a charge equal to *% of the purchase price for the affected Designated Inrange Products. If, during the period beginning * and ending one day prior to the original shipment date, Ancor cancels an order, reduces an order by more than * or reschedules an order for shipment more than * after the original shipment date, Ancor shall pay a charge equal to *% of the purchase price for the affected Designated Inrange Products. If, during the period beginning * and ending one day prior to the original shipment date, Ancor reduces an order up to *%, reconfigures an order, or reschedules an order for shipment * or less after the original shipment date, Ancor shall pay a charge equal to *% of the purchase price for the affected Designated Inrange Product. Except as provided above, Ancor shall not be required to pay any additional charge in connection with a cancellation, reduction, reconfiguration or reschedule of an order.

      2.8 Warranties.

            2.8.1 All sales to Purchaser shall be subject to Inrange's warranty attached as Schedule 2.8 hereto. Except for permitted modifications to the Software as described in Sections 2.16 and 2.17, Purchaser agrees that it shall not in any way alter the Designated Inrange Products (nor the parts or components thereof) without the prior written authorization of Inrange, nor make any warranty or representation other than those contained in Inrange's warranty. Any warranty given


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by Purchaser with respect to Designated Inrange Products that have been altered without prior authorization of Inrange or any such additional warranty or representation shall be void. Claims by Purchaser in regard to any defect in any Designated Inrange Product shall be made pursuant to claims procedures set forth in the warranty and this Agreement.

            2.8.2 Inrange further warrants that it shall convey good title to all Designated Inrange Products sold to Purchaser, free of all security interests, liens and encumbrances, but subject to any licenses for third-party software included in the Designated Inrange Products.

      2.9 Disclaimer of Warranties. THE FOREGOING WARRANTIES ARE EXCLUSIVE AND IN LIEU OF ALL OTHER EXPRESS AND IMPLIED WARRANTIES WHATSOEVER, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE.

      2.10 Limitation of Liability.

            2.10.1 IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER (OR SHALL INRANGE BE LIABLE TO ANY PURCHASER OR END USER OF ANY DESIGNATED INRANGE PRODUCT) FOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR CONTINGENT DAMAGES WHATSOEVER, INCLUDING WITHOUT LIMITATION LOSS OF PROFITS, INJURIES TO PROPERTY, LOSS OF USE OF ANY DESIGNATED INRANGE PRODUCT OR ANY ASSOCIATED EQUIPMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED THAT THE POSSIBILITY OF SUCH LOSS, AND WHETHER THE CLAIM IS FOR BREACH OR REPUDIATION OR CONTRACT, TORT, BREACH OF WARRANTY, NEGLIGENCE, OR OTHERWISE.

            2.10.2 EXCEPT FOR INDEMNIFICATION CLAIMS UNDER SECTION 2.18, INRANGE'S AND PURCHASER'S LIABILITY UNDER, FOR BREACH OF, OR ARISING OUT OF THESE TERMS AND CONDITIONS OR SALE AND/OR SALE OR USE OF A DESIGNATED INRANGE PRODUCT SHALL BE LIMITED TO AN AMOUNT EQUAL TO THE PRICE OF THE AFFECTED DESIGNATED INRANGE PRODUCT.

            THE ESSENTIAL PURPOSE OF THIS SECTION 2.10 IS TO LIMIT THE POTENTIAL LIABILITY OF THE PARTIES ARISING OUT OF THESE TERMS AND CONDITIONS OF SALE, THE PURCHASE AND SALE OF DESIGNATED INRANGE PRODUCTS HEREUNDER, AND ARE DESIGNATED INRANGE PRODUCTS SOLD HEREUNDER.

      2.11 Liability Insurance. Each party shall maintain in effect appropriate liability (including product liability) insurance policies with a recognized carrier providing for coverage of not less than two million U.S. Dollars ($2,000,000). Upon written request, Purchaser shall provide to Inrange a certificate of insurance evidencing the above coverage.

      2.12 Claims Procedure. Any claim against Inrange for shortages in or damages to any Designated Inrange Product shipped to Purchaser shall be made in accordance with Inrange's


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standard procedures and other written instructions conveyed to Purchaser by
Inrange from time to time. Any other claims against Inrange arising out of Designated Inrange Products sold to Purchaser shall be made within ninety (90) days after Purchaser first knows or has reason to know of such claim. All such claims shall be submitted to Inrange in writing and shall set forth in full the details, basis, and amount of such claim against Inrange. Failure by Purchaser to provide proper documentation to support an insurance claim that then results in total or partial denial of coverage shall render Purchaser liable to Inrange for all amounts unpaid.

      2.13 Product Modification or Discontinuance. Inrange will include Purchaser in its engineering change order ("ECO") process with respect to the Designated Inrange Products; however, Purchaser will not have any approval rights with respect to Inrange's ECO process. Inrange may at any time make changes in any Designated Inrange Product (whether in design, material, the addition of improvements, or otherwise) and may discontinue the manufacture of any Designated Inrange Product, all in its sole discretion, without incurring any obligation of any kind as a result thereof. Inrange shall notify Purchaser with as much advance notice as possible of changes to form, fit or function which affect the Designated Inrange Products or the private label customization features. Purchaser may request a delay in the implementation of a change to form, fit or function in response to specific requirements from a customer, and Inrange shall use reasonable efforts to accommodate such request; provided, however, in no circumstance will Inrange be required to support any version of a Designated Inrange Product other than the then-current version, the two immediately preceding software versions, and the one immediately preceding hardware version. Inrange shall notify Purchaser six (6) months in advance of its discontinuance of the manufacture of any of the Designated Inrange Products, and shall use reasonable efforts to support any discontinued Designated Inrange Products for three (3) years after the sale. Purchaser may request an extension of the support period in response to specific requirements from a customer, and Inrange shall use reasonable efforts to accommodate such request; provided, however, in no circumstance will Inrange be required to support any version of a Designated Inrange Product other than the then-current version, the two immediately preceding software versions, and the one immediately preceding hardware version.

            Purchaser will include Inrange in its ECO process with respect to the Designated Inrange Products; however, Inrange will not have any approval rights with respect to Purchaser's ECO process. Purchaser shall notify Inrange with as much advance notice as possible of changes to form, fit or function which affect the Designated Inrange Products or the private label customization features. Within five (5) business days of Inrange's receipt of a requested change from Purchaser, Inrange will respond to Purchaser with a projected cut-in date.

      2.14 Offsets. Any credits, allowances, or other amounts payable or creditable to Purchaser by Inrange shall be subject to offset for any claims or other amounts owed by Purchaser to Inrange pursuant to the provisions hereof or otherwise.

      2.15 Security. As security for payment and performance of all of Purchaser's obligations and liabilities to Inrange under this Agreement, Purchaser grants to Inrange a security interest in all of the Designated Inrange Products acquired by Purchaser pursuant to this Agreement, and in all proceeds of any such Designated Inrange Products. Upon request by Inrange, Purchaser agrees to


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execute and deliver to Inrange any and all financing statements or other instruments or documents reasonably necessary in order to establish, perfect, or maintain such security interests.

      2.16 Software License. Designated Inrange Products delivered by Inrange hereunder may contain or require the use of separable Software (the "Software"), which is defined herein to include (i) computer programs consisting of hard-wired logic instructions and/or instruction sequences in machine-readable code, contained on a magnetic tape, diskette, semiconductor device or other memory device or system memory which provides basic logic, operating instructions and user-related application instructions and (ii) documentation used to describe, maintain and use the programs. Inrange and Purchaser acknowledge and agree that such Software includes Ancor Technology, Inrange Technology and Developed Technology, which technologies are owned by Inrange and/or Purchaser as stated in the Technology License Agreement. Notwithstanding any other provisions of this Agreement and/or reference to "sale" of Designated Inrange Products in this Agreement or Inrange's terms and conditions, the title to, and ownership of, the Software shall remain in Inrange; provided, however, that Inrange's and Purchaser's respective rights with respect to all Ancor Technology, Inrange Technology and Developed Technology (even if included in the Software) shall be as stated in the Technology License Agreement notwithstanding Inrange's ownership of the compilation of all such technologies as embodied in the Software.

            Inrange hereby grants to Purchaser a personal, non-exclusive, non-assignable license to distribute and sublicense to Purchaser's OEMs and their end users the object code for the Software for use solely in connection with the Designated Inrange Products sold pursuant to this Agreement and subject to Inrange's standard software license terms (which terms shall not apply to any Ancor Technology or Developed Technology except as those technologies are embodied in the Software).

            Inrange further grants to Purchaser a personal, non-exclusive, non-assignable license to use, modify, create derivative works from, port, integrate and translate the source code for the Software for use solely in connection with the Designated Inrange Products sold pursuant to this Agreement and subject to reasonable restrictions imposed by Inrange for protection of its source code. Inrange further grants to Purchaser's OEMs the right to modify the source code for the Software as required to perform private label customization (i.e. change of logo and name) of the Software solely in connection with the sale of Designated Inrange Products pursuant to this Agreement and subject to reasonable restrictions imposed by Inrange for protection of its source code. On a case-by-case basis, at Purchaser's request, Inrange will consider extending to Purchaser the right to sublicense Purchaser's OEM to use, modify, and create derivative works from the source code for the Software for use solely in connection with the Designated Inrange Products sold pursuant to this Agreement. The grant of such right to sublicense shall be subject to reasonable restrictions imposed by Inrange for protection of its source code. Notwithstanding the foregoing, the parties acknowledge and agree that the Software may include certain third-party software and that Purchaser's rights with respect to the source code for the Software will not extend to any such third-party software.

            Inrange will not be responsible for any errors arising from the content of those portions of the Software modified by Purchaser or any errors in compilation arising from Purchaser's modification of the Software. Purchaser will pay to Inrange, in addition to any other fees payable


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under this Agreement, the cost of any license fees or charges related to any third-party software included in the Software if Purchaser elects to have Inrange deliver to Purchaser such third-party software as part of the Software.

            All rights, including copyrights, in the Software shall be retained by Inrange (subject to Purchaser's ownership rights in and to the Ancor Technology and Developed Technology embodied in the Software), and Purchaser shall not have any right to copy or use the Software (whether modified or unmodified) except as provided in this Agreement. Notwithstanding anything to the contrary herein, Purchaser's rights to use, modify, distribute and create derivative works of the Ancor Technology and Developed Technology, as stated in the Technology License Agreement, shall not be restricted or prohibited in any way by this Agreement, even if such Ancor Technology and Developed Technology is also embodied in the Software; however, Purchaser's actions with respect to the Software itself shall be in accordance with this Agreement

            If Purchaser's OEMs or their end user need support for modifications, integration, interface or new features, Purchaser may request that Inrange provide such support for a mutually acceptable NRE charge. Inrange will use its reasonable efforts to accept reasonable requests by Purchaser for customer customization requirements.

            Purchaser agrees further to enter into sub-license agreements with its OEMs and to cause its OEMs to enter into sub-license agreements with their end users, which, at a minimum, provide that (a) OEM or end user will keep confidential and protect the Software and associated documentation from unauthorized disclosure; (b) any reproduction of the Software shall be solely for backup or archival purposes; (c) except as authorized in this Section 2.16, OEM or end user will not modify or attempt to modify the Software without the written consent of Inrange; (d) no transfer of title to the Software to OEM or end user shall be deemed to have occurred by virtue of such sub-license; and (e) the end user will use the Software solely in connection with the Designated Inrange Products sold pursuant to this Agreement and for its internal business purposes.

      2.17 Modification of Inrange's Java/Browser Control Software. As part of the license to the Software described in Section 2.16, Inrange grants to Purchaser a license to modify that portion of Inrange's Java/Browser Control Software (the "JBC Software") which is based on Purchaser's source code and included in the Designated Inrange Products, but solely for the purpose of (i) replacing Inrange logos and name references with the logos and name references of Purchaser or Purchaser's OEMs, as applicable, and revising pictures and diagrams to conform to the private label customization features of the Designated Inrange Products or (ii) modifying and creating derivative works of the Ancor Technology and Developed Technology embodied in the JBC Software solely for use in connection with Designated Inrange Products sold pursuant to this Agreement. Purchaser will furnish the modified JBC Software files to Inrange, and Inrange will produce the modified JBC Software for shipment with the Designated Inrange Products. Inrange's obligation with respect to the JBC Software will be limited to error-free compilation of the unmodified Inrange portion. Inrange will not be responsible for any errors arising from the content of those portions of the JBC Software modified by Purchaser or any errors in compilation arising from Purchaser's modification of the JBC Software. Purchaser will pay to Inrange, in addition to any other fees payable under this Agreement, the cost of any license fees or charges related to any third-party software included in the


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JBC Software if Purchaser elects to have Inrange deliver to Purchaser such third-party software as part of the JBC Software.

            All rights, including copyrights, in the JBC Software shall be retained by Inrange (subject to purchaser's ownership rights in and to the Ancor Technology and Developed Technology embodied in the JBC Software), and Purchaser shall not have any right to copy or use the JBC Software (whether modified or unmodified) except as provided in this Agreement. Notwithstanding anything to the contrary herein, Purchaser's rights to use, modify, distribute and create derivative works of the Ancor Technology and Developed Technology, as stated in the Technology License Agreement, shall not be restricted or prohibited in any way by this Agreement, even if such Ancor Technology and Developed Technology is also embodied in the JBC Software; however. Purchaser's actions with respect to the JBC Software itself shall be in accordance with this Agreement.

      2.18 Indemnification.

            2.18.1 Inrange shall defend, indemnify and hold harmless Purchaser its officers, directors, employees, successors, and assigns, against any losses, damages, or expenses of whatever form or nature, including attorneys' fees and other costs of legal defense that they, or any of them, may sustain or incur as a result of any third party suit, proceeding, claim or other legal action (collectively. "Third Party Action") insofar as such Third Party Action is based on a claim that a Designated Inrange Product or its use, manufacture (as provided in Section 6.5), import or sale as permitted hereunder, constitutes an infringement of any issued United States patent or copyright. The foregoing indemnification obligation of Inrange shall be subject to (i) Purchaser promptly notifying Inrange of any such Third Party Action and furnishing Inrange a complete copy of each communication, notice or other action relating to the alleged infringement. (ii) Inrange being given authority, information and reasonable assistance necessary to settle, compromise or litigate such Third Party Action, and (iii) no settlement of any Third Party Action being made without the express permission of Inrange. If the Designated Inrange Product is held in any such Third Party Action to infringe and the use of the Designated Inrange Product is enjoined, or in the case of a settlement as described above, Inrange shall, at its own expense, either procure for Purchaser a right to continue using the Designated Inrange Product or replace same with a noninfringing Designated Inrange Product, or modify same to make it noninfringing, or, if Inrange cannot reasonably accomplish one of the foregoing remedies, refund the depreciated value of the Designated Inrange Product and accept the return of same.

            2.18.2 Inrange shall not be obligated to defend or be liable for costs and damages if infringement as described in this Section arises out of (i) compliance with Purchaser's specifications, (ii) incorporation of any Ancor Technology in the Designated Inrange Product, (iii) any combination or use of the Designated Inrange Product with materials or technology not furnished by Inrange if such infringement would have been avoided by use of the Designated Inrange Product alone, (iv) a modification of the Designated Inrange Product after delivery by Inrange if the infringement would have been avoided without such modification, or (v) other fault or action of Purchaser. In any of these cases, Purchaser will indemnify and defend Inrange on the basis described in the preceding subsection. Inrange may decline to make further shipments to Purchaser under this Agreement if infringement caused by any such action of Purchaser has been alleged or has occurred.

            2.18.3 The foregoing states the entire liability of Inrange for patent, copyright, or other intellectual property infringement by The Designated Inrange Products furnished hereunder. The obligations under this Section shall survive the termination of this Agreement for any reason.

                                   ARTICLE III

                            OBLIGATIONS OF PURCHASER

      3.1 Sales Promotion. Purchaser shall use its best efforts, consistent with its business plan, to promote the sale of the Designated Inrange Products to all potential customers and will cooperate with users of the Designated Inrange Products. For that purpose, Purchaser shall conduct the following activities:

            3.1.1 Forecast and Market Analysis: Purchaser shall provide Inrange with:

                  (a) a rolling 12-month forecast of sales, to be received by
            Inrange no later than the last day of each calendar quarter;

                  (b) immediate notice of any material changes in Purchaser's quarterly forecast of sales; and

                  (c) updates on any material developments in the business and marketing conditions in the industry which could reasonably be expected to affect the sale of Designated Inrange Products to customers and prospective customers.

      3.2 Promotional Materials. Purchaser shall maintain an adequate inventory of promotional materials and shall use such materials in an efficient and effective manner to promote the sale of the Designated Inrange Products in the Territory. Any modifications to Inrange promotional materials shall be subject to Section 1.7.

      3.3 Product Manuals. Purchaser shall create and maintain an adequate inventory of product manuals and shall include a product manual with each sale of a Designated Inrange Product. Any modifications to Inrange product manuals shall be subject to Section 1.7.

      3.4 Sales Policies. Purchaser shall, at all times, conduct business in the manner that will reflect favorably upon the Designated Inrange Products and Inrange. Purchaser shall not make any false or misleading representations concerning the Designated Inrange Products, or make any representations concerning the Designated Inrange Products' specifications, features, capabilities and applicable manufacturer warranties which are not consistent with those set forth in the product descriptions or promotional materials delivered by Inrange to Purchaser hereunder.

      3.5 Support. Unless otherwise agreed in writing by Inrange, Purchaser shall, at its expense, provide all customer service, installation and maintenance services, and technical support of the Designated Inrange Products sold by it. Inrange will only provide direct support to Purchaser's customers, on a special-request basis, subject to Inrange's reasonable acceptance of such request and to terms reasonably acceptable to Inrange.

      3.6 Governmental Approvals and Compliance. Purchaser shall, at its expense, obtain all registrations, licenses and permits required to perform its obligations, pay all taxes and fees due in connection therewith, and comply with any and all applicable laws, regulations, and orders. Purchaser shall furnish Inrange with such documentation as Inrange may request to confirm Purchaser's compliance with this Section 3.6 and agrees that it shall not engage in any course of conduct that, in Inrange's reasonable belief, would cause Inrange to be in violation of the laws of any jurisdiction. Any breach of the provisions of this Section 3.6 shall be deemed a material breach of this Agreement.

      3.7 [Intentionally Omitted.]

      3.8 Questionable Payments. Purchaser certifies that neither it, nor any of its directors, officers, employees, or agents is an official, agent, or employee of any government or governmental agency or political party or a candidate for any political office on the date of this Agreement. Purchaser shall promptly notify Inrange of the occurrence of any event that would or may result in an exception to the foregoing representation. Purchaser shall not, directly or indirectly, in the name of, on behalf of, or for the benefit of Inrange offer, promise or authorize to pay, or pay, any compensation, or give anything of value to, any official, agent or employee of any government or governmental agency, or to any political party or officer, employee, or agent thereof. Any breach of the provisions of this Section 3.8 shall be deemed a material breach of this Agreement and, if such breach is not susceptible to a cure, shall entitle Inrange to terminate this Agreement effective immediately on notice to Purchaser.

      3.9 Exclusivity. Purchaser acknowledges and agrees (i) that the Designated Inrange Products under this Agreement fall within the scope of "Inrange Products" described in Section 2.2 of the Technology License Agreement and (ii) that Purchaser's breach of Section 2.2 of the Technology License Agreement with respect to a Designated Inrange Product shall be deemed to be a material breach of this Agreement. This Section is not intended to impose additional restrictions on the distribution of Designated Inrange Products beyond those otherwise set forth in this Agreement.

      3.10 Competitive Fibre Channel Switch. Inrange shall give Purchaser written notice of Inrange's intention to offer for sale any fibre channel switch that is competitive with the Designated Inrange Product at least twelve (12) months prior to Inrange's first offer of such switch for sale. Purchaser shall give Inrange written notice of Purchaser's intention to offer for sale any fibre channel switch that is competitive with the Designated Inrange Product at lease twelve (12) months prior to Purchaser's first offer of such switch for sale.

      3.11 Indemnification. Purchaser shall indemnity, defend, and hold harmless Inrange, its officers, directors, employees, successors, and assigns, against any losses, damages, or expenses of whatever form or nature, including attorneys' fees and costs of legal defense, that they, or any of them may sustain or incur as a result of any third parry suit, proceeding, claim or other legal action (collectively, "Third Party Action") insofar as such Third Party Action is based on a claim (a) that Purchaser has breached this Agreement, (b) that Purchaser has made any representations or warranties with respect to the Designated Inrange Products that are inconsistent with or in addition to Inranges' standard warranties on the Designated Inrange Products, (c) of any defect arising from or related to the intention of Purchasers' ASICs in or with the Designated Inrange Products caused by Purchaser, or (d) caused by a modification of the Designated Inrange Product after delivery by Inrange. The foregoing Indemnification obligation of Purchaser shall be subject to (1) Inrange promptly notifying Purchaser of any such Third Parry Action and furnishing Purchaser a copy of each communication, notice or other action relating to the claim, (2) Purchaser being given authority, information, and reasonable assistance necessary to settle, compromise or litigate such Third Party Action, and (3) no settlement of any Third Party Action being made without the express written permission of Purchaser.

      3.12 Spares. Purchaser shall maintain an inventory of spares sufficient to fulfill its support obligations under this Agreement.

      3.13 Use of Parts and Components. Purchaser shall not sell or use any parts or components of a Designated Inrange Product except in connection with the sale of a Designated Inrange Product pursuant to this Agreement.

                                   ARTICLE IV

                             OBLIGATIONS OF INRANGE

      4.1 Promotional Materials. Inrange shall provide Purchaser with electronic versions of certain promotional materials as designated by Inrange for the Designated Inrange Products in "Framemaker" programing format to enable Purchaser to modify these materials to conform to the private label customization features provided for in this Agreement. Any modifications to the materials provided by Inrange shall be subject to Section 1.7.

      4.2 Product Manuals. Inrange shall provide Purchaser with electronic versions of product manuals for the Designated Inrange Products in "Framemaker" programing format to enable Purchaser to modify these manuals to conform to the private label customization features provided for in this Agreement. Any modifications to the manuals provided by Inrange shall be subject to Section 1.7.

      4.3 [Intentionally Omitted.]

      4.4 Assistance. Inrange shall provide Purchaser with reasonable access to third level telephonic assistance by Inrange's technical personnel. Such telephone assistance shall be available directly during normal business hours and by pager 24 hours per day, seven days per week. Such telephone assistance shall be requested by Purchaser only after it has reasonably attempted all other means to remedy the customer problem. Such telephone assistance and any necessary follow-up assistance shall be provided in accordance with Schedule 4.4 and shall be without charge to Purchaser except as may be otherwise mutually agreed. Inrange may provide on-site support on terms mutually agreed by the parties. Inrange shall have no obligation to provide assistance to Purchaser's customers or to end users unless mutually agreed by the parties based on a specific request by Purchaser.

      4.5 Training. Inrange will provide, and Purchaser will cause its personnel to attend, such technical, sales and service training sessions with respect to the Designated Inrange Products as the parties deem necessary to enable Purchaser to effectively market, sell and support the Designated Inrange Products; provided, however, Inrange, in its sole discretion, will determine the reasonableness of the number of training sessions during any 12-month period (but in no case will the number of training sessions during any 12-month period be fewer than three sessions. Such training will be provided for no fewer than * Purchaser personnel and no more than * Purchaser personnel at any one time. Such training will be provided at Inrange's designated training site, at times mutually agreeable to the parties, without charge to Purchaser. At Purchaser's request, Inrange will provide such training at Purchaser's designated training site, at times mutually agreeable to the parties, but in such case Purchaser will reimburse Inrange for the actual travel and living expenses of Inrange personnel delivering the training as well as incidental expenses associated with the training.

            If Purchaser requests training in addition to the training described in the first paragraph of this Section, Inrange will provide such training at Inrange's designated training site, at times mutually agreeable to the parties, at Inrange's then-current rate (currently, * per student). Each such additional training class is subject to a minimum fee equivalent to the cost of * students, and the maximum class size for such additional training classes will be * students. At Purchaser's request, Inrange will provide such additional training classes at Purchaser's designated site, at times mutually agreeable to the parties, but in such case, in addition to the additional training charges payable by Purchaser, Purchaser will also reimburse Inrange for the actual travel and living expenses of Inrange personnel delivering the training, as well as incidental expenses associated with the training.

      4.6 [Intentionally Omitted.]

      4.7 Extended Warranty. Inrange will make available an extended warranty for Designated Inrange Products (providing for factory repair service at Inrange's factory) on terms and at the prices set forth in Schedule 2.4.

      4.8 Out-Of-Warranty Factory Repair Service. Inrange will make available factory repair service for Designated Inrange Products that are no longer covered by the warranty at Inrange's factory at rates equal to *% of the Designated Inrange Product prices set forth in Section 2.4.

      4.9 No Additional Obligations. Except for the foregoing obligations, and the repair or replacement obligations set forth in its warranty, Inrange shall have no other support, maintenance or repair obligations.

      4.10 Spares. Inrange will make available to Purchaser, for maintenance purposes, a reasonable number of spare Designated Inrange Products for a period of three (3) years after the date of the last sale of the Designated Inrange Product by Inrange. Purchaser may request an extension of this three-year period in response to specific requirements from its customers, and Inrange shall use reasonable efforts to accommodate such customer requirements; provided, however, in no circumstance will Inrange be required to support any version of a Designated Inrange Product other than the then-current version, the two immediately preceding software versions, and the one immediately preceding hardware version.

      4.11 Software Updates. Inrange will provide to Purchaser any and all updates to and/or new releases of Software for the Designated Inrange Products within 60 days of the completion of Inrange's Beta test Such updates and/or new releases shall be subject to the licenses set forth in Section 2.16.

                                    ARTICLE V

                 CONFIDENTIAL INFORMATION AND PROPRIETARY RIGHTS

      5.1 Confidential Information: All Confidential Information (as defined in
Section 5.2 below) shall be deemed confidential and proprietary to the party disclosing such information hereunder. Each party may use the Confidential Information of the other party during the term of this Agreement only as permitted or required for the receiving party's performance hereunder. The receiving party shall not disclose or provide any Confidential Information to any third party, other than as permitted or required for the receiving party's performance hereunder, and shall take reasonable measures to prevent any unauthorized disclosure by its employees, agents, contractors or consultants during the term hereof including appropriate individual nondisclosure agreements. The foregoing duty shall survive any termination or expiration of this Agreement for a period of five (5) years.

      5.2 Definition. As used in this Agreement, the term "Confidential Information" shall mean (a) all information designated by a party as confidential in which is disclosed by Purchaser to Inrange, or is disclosed by Inrange to Purchaser, (b) all information embodied in the Designated Inrange Product, regardless of the form in which it is disclosed, (c) the source code for the Software, and (d) any information relating to know-how, markets, customers, products, patents, inventions, procedures, methods, designs, strategies, plans, development efforts, assets, liabilities, prices, costs, revenues, profits, organization, employees, agents, resellers or business in general, or, the algorithms, programs, user interfaces and organization of the disclosing parties's products. Notwithstanding anything to the contrary in this
Article V, nothing herein shall affect the confidentiality obligations of the parties under the Technology License Agreement. Without limiting the generality of the foregoing, this Article V shall not impose any additional confidentiality obligations on the parties with respect to the Ancor Technology or Developed Technology other than those stated in the Technology License Agreement.

      5.3 Exclusions. The following shall not be considered Confidential Information for purposes of this Article V: (a) information which is or becomes in the public domain through no fault or act of the receiving party; (b) information which was independently developed by the receiving party without the use of or reliance on the disclosing parties' Confidential Information; (c) information which was provided to the receiving party by a third party under no duty of confidentiality to the disclosing party; or (d) information which is required to be disclosed by law, provided, however, prompt prior notice thereof shall be given to the party whose Confidential Information is involved.

      5.4 [Intentionally Omitted]

      5.5 Trademark and Tradenames. Neither party shall directly or indirectly use any of the other party's trademarks, trade names or part thereof, or any mark or name confusingly similar thereto, as part of its corporate or business name or in any other manner, except that (a) Purchaser may identify itself as an authorized purchaser of Inrange, and (b) on Inrange's written consent the Purchaser may use Inrange's trademarks relating to the Designated Inrange Products for display purposes in connection with solicitation of orders for Designated Inrange Products from OEMs and in any other manner previously approved by Inrange in writing. All resulting use of such trademarks shall inure solely to the benefit of the party that owns such trademarks. In addition, neither party shall register any of the other party's trademarks or any mark or name closely resembling them, unless requested to do so by the other party in writing.

      5.6 Protection of Proprietary Rights. Each party agrees to cooperate with and assist the other party at the other party's expense, in the protection of trademarks, patents, or copyrights owned by or licensed to the other party and shall inform the other party immediately of any infringements or other improper action with respect to such trademarks, patents, or copyrights that shall come to the attention of the first party.

                                   ARTICLE VI

                              TERM AND TERMINATION

      6.1 Term and Renewal. Unless terminated as provided in Section 6.2 below, this Agreement shall continue in full force and effect for an initial three (3) year term and shall renew thereafter for additional one (1) year terms upon the mutual agreement of the parties.

      6.2 Termination. This Agreement may be terminated prior to expiration of the initial or any renewal term, as provided in Section 6.1 above, by prior written notice to the other party, as follows:

            6.2.1 By either party, in the event the other party is in material breach of this Agreement and has failed, within thirty (30) days after receipt of written notice thereof from the non-breaching party, (i) to cure such breach or (ii) to diligently pursue corrective action with respect to any material breach that cannot be reasonably cured within such 30-day period.

            6.2.2 By either party, effective immediately, if the other party should become the subject of any voluntary or involuntary bankruptcy, receivership, or other insolvency proceedings or make an assignment or other arrangement for the benefit of its creditors, and such action is not discharged or terminated within ninety (90) days.

            6.2.3 By Inrange, effective immediately, if Purchaser should sell, assign, delegate or transfer any of its rights and obligations under this Agreement without having obtained Inrange's prior written consent thereto, or if there should occur any material change in the control of Purchaser or if the Purchaser merges or otherwise combines with an entity that manufactures, offers for sale, or sells any product that is directly competitive with any Inrange product.

            6.2.4 By Inrange, effective immediately, in accordance with provisions of Section 3.8 hereof.

            6.2.5 By Purchaser, in the event that Inrange should fail to supply Designated Inrange Products that conform to Inrange's product specifications and should fail to remedy or work-around such quality deficiency within thirty (30) days after receiving written demand therefor, unless such quality deficiency cannot reasonably be remedied or worked-around within thirty (30) days, in which case the cure period shall be extended as long as Inrange diligently pursues such remedy or work-around.

      6.3 Rights of Parties on Termination or Expiration. The following provisions shall apply on the termination or expiration of this Agreement.

            6.3.1 Inrange will complete all orders for Designated Inrange Products which (i) have been accepted by Inrange prior to the effective date of termination or expiration, but for which delivery has not yet been made, or (ii) are submitted by Purchaser (and accepted by Inrange) within six (6) months after the effective date of termination or expiration based on a contractual obligation between Purchaser and its customer which exists as of the effective date of termination or expiration. Inrange shall have a right to review and verify any contractual obligation between Purchaser and its customer which is the basis for an order under this Section. Termination or expiration shall not relieve the parties of their obligations under Sections 1.4, 1.5, 1.6, 1.7, 2.3, 2.4, 2.5, 2.6, 2.7, 2.8, 2.9, 2.10, 2.12, 2.13, 2.14, 2.15, 2.16, 2.17, 2.18,
3.5, 3.6, 3.8, 3.11, 3.13, 6.3, 6.4, 6.5, 6.6 and Articles V and VII hereof.

            6.3.2 Except as provided in Section 6.3.1, Purchaser shall cease all sales activities on behalf of Inrange.

            6.3.3 Purchaser will have a continuing right to use Inrange's Confidential Information to fulfill Purchaser's support obligations with respect to Designated Inrange Products purchased under this Agreement.

            6.3.4 All indebtedness of Purchaser to Inrange shall become immediately due and payable without further notice or demand, which is expressly waived, and Inrange shall be entitled to reimbursement for any reasonable attorneys' fees that it may incur in collecting or enforcing payment of such obligations.

            6.3.5 Except as required for continued performance under Section 6.3.1, Purchaser shall remove from its property and immediately discontinue all use, directly or indirectly, of trademarks, designs, and markings owned or controlled, now or hereafter, by Inrange, or of any word, title expression, trademark, design, or marking that, in the opinion of Inrange, is confusingly similar thereto. Purchaser shall further certify in writing to Inrange that Purchaser has completely terminated its use of any and all such trademarks, designs, or markings, or any other word, title or expression similar thereto that appeared in or on any devices or other materials used in conjunction with Purchaser's business.

      6.4 Remedy. Under no circumstance shall either party be liable to the other by reason of termination or non-renewal of this Agreement for compensation, reimbursement or damages for (a) loss of prospective compensation;
(b) goodwill or loss thereof; or (c) expenditures, investments, leases or any type of commitment made in connection with the business of such party or in reliance on the existence of this Agreement.

      6.5 Limited Right to Manufacture. Purchaser shall have the non-exclusive, nontransferable, worldwide right, during the period of time required for Purchaser to fulfill its contractual obligations existing on the date of the Trigger Event (as defined below), to manufacture or have manufactured the Designated Inrange Products solely for the purpose of Purchaser disposing of such Designated Inrange Products to OEMs wider private label upon the occurrence of any of the following events (each, a "Trigger Event"), provided that Purchaser is not then in breach of this Agreement, provided that the Trigger Event does not arise from or relate to any defects arising from or relating to the integration of Purchaser's ASICs in or with the Designated Inrange Products resulting from Purchaser's or the ASIC's supplier's actions, and provided that Purchaser manufactures the Designated Inrange Products in accordance with Inrange's specifications:

            (a) (i) the entry of an order for relief in a proceeding in bankruptcy (other than Chapter 11 of Title 11 of the U.S. Code, as the same may be amended) in which Inrange is the named debtor; (ii) Inrange's making of an assignment for the benefit of Inrange's creditors; (iii) the appointment of a receiver for Inrange; (iv) the filing of (1) any bankruptcy proceeding against Inrange, other than Chapter 11 of Title 11 of the U.S. Code, (2) any proceeding for an assignment for the benefit of Inrange's creditors or (3) any proceeding for appointment of a receiver or custodian of the assets and property of Inrange, which proceeding shall be consented to or acquiesced to be by Inrange or has not been discharged or terminated within ninety (90) days; (v) the rejection by Inrange or any trustee of Inrange of the Reseller Agreement pursuant to 11 U.S.C. #365; or (vi) following the filing of a proceeding under Chapter 11 of Title 11 of the U.S. Code, a failure by Inrange or its trustee to perform its obligations under the Reseller Agreement;

            (b) Inrange ceases to operate as a business for a period of thirty
(30) days;

            (c) Inrange has materially breached this Agreement, and has failed to cure such breach within thirty (30) days after its receipt of written notice thereof from Purchaser or, if such breach is not susceptible of cure within such period, has failed to commence such cure within such period;

            (d) Failure by Inrange to deliver at least 80% of the delivery quantities of conforming Designated Inrange Products for which Inrange has acknowledged acceptance of orders and provided a delivery date during any sixty
(60) day period, which has not been cured within sixty (60) days after written notice thereof from Purchaser to Inrange;

            (e) The effective date of the discontinuance of the manufacture of a Designated Inrange Product pursuant to Section 2.13 (provided that the limited right to manufacture shall apply only to the discontinued Designated Inrange Product); or

            (f) Failure by Inrange to repair or replace defective Designated Inrange Products within the warranty period specified in Schedule 2.8, which has not been cured within thirty (30) days after written notice thereof from Purchaser to Inrange.

In the event that Purchaser gains the limited right to manufacture as set forth in this Section, Inrange shall not have any obligations with respect to the Designated Inrange Products manufactured by Purchaser (including but not limited to any obligations to provide assistance, warranties, warranty service, or updates); provided, however, notwithstanding the foregoing, Inrange's indemnification obligation under Section 2.18 shall continue. The right granted under this Section will be terminated if Inrange demonstrates to Purchaser's reasonable satisfaction that it has cured the reasons for the Trigger Event and is able to fully perform the terms of this Agreement and has made Purchaser whole for all expenses Purchaser has incurred due to the event(s) and the implementation of the right granted under this Section. The right granted under this Section covers Designated Inrange Products in existence at the time it becomes effective and does not permit Purchaser to use Inrange's Confidential Information to develop new products.

      6.6 Escrow. Within sixty (60) days alter execution of this Agreement, Inrange and Purchaser and Purchaser's designated independent escrow agent will execute a three party escrow agreement, consistent with the terms of Section 6.5, providing for the release of deposit materials in escrow to Purchaser upon the occurrence of a Trigger Event. Within sixty (60) days after Inrange's first sale of a Designated Inrange Product to Purchaser pursuant to this Agreement, Inrange will deliver to the escrow agent all Inrange Confidential Information required for the manufacture of the Designated Inrange Product. Inrange shall update such escrow account from time to time during the term of this Agreement, but no less than once in every six (6) month period, in order to keep such account current. Purchaser shall pay all costs, fees and charges of the escrow agent. Purchaser will use Inrange Confidential Information released by the escrow agent only in connection with its right under Section 6.5 and will return all such Inrange Confidential Information to Inrange upon the expiration or termination of such right. Notwithstanding the foregoing, if Purchaser transfers any of the Inrange Confidential Information to a third party in order to have the Designated Inrange Product manufactured as contemplated in Section 6.5, then
(a) only such Inrange Confidential Information as is necessary to manufacture the Designated Inrange Product may be transferred and (b) such third party shall execute a written nondisclosure agreement that is at least as protective of Inrange's rights in such transferred Inrange Confidential Information as is provided under this Agreement. Upon any release of the deposit materials in escrow to Purchaser pursuant to such escrow agreement, Inrange shall have no further obligation to maintain or update the escrow account. Further, upon the expiration or termination of Purchaser's right to purchase Designated Inrange Products pursuant to this Agreement, the escrow agreement shall be terminated and all deposit materials in escrow shall be returned to Inrange.

                                  ARTICLE VII

                               GENERAL PROVISIONS

      7.1 Entire Agreement. This Agreement, including the Schedules hereto, represents the entire agreement between the parties as to the purchase and sale of Designated Inrange Products by Purchaser and supersedes all prior discussions, agreements and understandings of every kind and nature between them pertaining to the subject matter hereof. Notwithstanding the foregoing, this Agreement does not supercede or modify in any manner the Technology License Agreement. No modification of this Agreement will be effective unless in writing and signed by both parties.

      7.2 Notices. All notices under this Agreement shall be in English and shall be in writing and given by facsimile transmission (confirmed by overnight courier with certified receipt) addressed to the parties at the addresses set forth below:

            If to Inrange:    Inrange Technology Corp.
                              Attention: Nick Hannon
                              13000 Midlantic Drive
                              Mr. Laurel, NJ 08054
                              Fax: (856) 231-6960

            with copy to:     Ms. Jean Santoro
                              13000 Midlantic Drive
                              Mt. Laurel, NJ 08054
                              Fax:(856) 439-3005

            If to Purchaser:  Ancor Communications, Inc.
                              6321 Bury Drive, Suite 13
                              Eden Prairie, MN 55346
                              Attention: Kim Anderson
                              Fax: (612) 932-4037

or, in each case, to such other person or address of which either party may advise the other in writing. Notices will be deemed given when sent.

      7.3 Force Majeure. Neither party shall be in default hereunder by reason of any failure to delay in the performance of any obligation under this Agreement which such failure or delay arises out of any cause beyond the reasonable control and without the fault or negligence of such party. Such causes shall include, without limitation, storms, floods, other acts of nature, fires, explosions, riots, wars or civil disturbances, strikes or other labor unrest embargoes and other governmental actions or regulations which would prohibit either party from ordering or furnish Products or from performing any other aspect of the obligations hereunder, delays in transportation, and inability to obtain necessary labor, supplies or manufacturing facilities.

      7.4 Severability. The illegality or unenforceability of any provision of this Agreement shall not affect the validity and enforceability of any legal or enforceable provisions hereof.

      7.5 Survival of Terms. Termination or expiration of this Agreement for any reason shall not release either party from any liabilities or obligations set forth in this Agreement which (a) the parties have expressly agreed shall survive any such termination or expiration, or (b) remain to be performed or by their nature would be intended to be applicable following any such termination or expiration.

      7.6 Non-assignment. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the business interests of the parties hereto. Neither party shall have the right to assign or otherwise transfer its rights and obligations under this Agreement except with the prior written consent of the other party, whose consent shall not be unreasonably withheld, except that no consent shall be required for Inrange to assign or otherwise transfer its rights and/or obligations under this Agreement to one or more of Inrange's affiliates (i.e., an entity that controls, is controlled by, or is under common control with Inrange). Any prohibited assignment shall be null and void.

      7.7 Announcements. The terms and conditions of this Agreement are confidential and, except to the extent that such disclosure is required by law, neither party shall disclose the terms and conditions of this Agreement to any third party without the prior written consent of the other party. Any press release or announcement containing any reference to the other party must be approved, in writing, by the referenced party prior to publication or release.

      7.8 Waivers. Any failure of either party to comply with any obligation, covenant or agreement herein may be waived in writing by the other party, but such waiver or failure to insist upon strict compliance of such obligation, covenant or agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

      7.9 Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

      7.10 Applicable Law. This Agreement shall be interpreted in accordance with and governed by the laws of the State of New Jersey.

      IN WITNESS WHEREOF, the parties have caused this instrument to be executed by their duly authorized officers, as of the day and year first above written.


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                                        INRANGE TECHNOLOGIES CORPORATION

                                        By: /s/ Greg R. Godhaus
                                            ------------------------------------

                                        Name: Greg R. Godhaus
                                              ----------------------------------

                                        Title: President
                                               ---------------------------------


                                        ANCOR COMMUNICATIONS, INC.

                                        By: /s/ Cal Nelson
                                            ------------------------------------

                                        Name: CAL NELSON
                                              ----------------------------------

                                        Title: PRESIDENT
                                               ---------------------------------


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